Exhibit 5

October 31, 2002

Board of Directors
W Holding Company, Inc.
19 West McKinley Street
Mayaguez, Puerto Rico 00680

Ladies and Gentlemen:

            We are acting as special counsel to W Holding Company, Inc., a corporation formed under the laws of the Commonwealth of Puerto Rico (the “Company”), in connection with its registration statement on Form S-3, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) relating to the proposed public offering of up to 1,725,000 shares of the Company’s 6.875% Noncumulative Monthly Income Preferred Stock, 2002 Series E, liquidation preference $25 per share (the “Series E Preferred Stock”), all of which shares (the “Shares”) are to be sold by the Company. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

            For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Prospectus Supplement dated October 29, 2002 (the “Prospectus Supplement”) and the Prospectus dated August 5, 2002, as filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act, as amended, on October 30, 2002.

3.	The Certificate of Incorporation of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

5.	Executed Copy of the Underwriting Agreement, dated October 29, 2002 among the Company and the several Underwriters named therein, for whom UBS PaineWebber Incorporated of Puerto Rico will act as representative (the “Underwriting Agreement”).

6.	Resolutions of the Board of Directors of the Company adopted at a meeting held on October 18, 2002, and the Pricing Committee of the Board of Directors, adopted at a meeting held on October 29, 2002, each as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to establishment of the Series E Preferred Stock, the authorization of the Underwriting Agreement, the issuance and sale of the Shares and arrangements in connection therewith (the “Resolutions”).

7.	The Certificate of Corporate Resolution relating to the Series E Preferred Stock (the “Certificate of Corporate Resolution”), as

filed with the Secretary of State of the Commonwealth of Puerto Rico on October 30, 2002 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

            In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

            This opinion letter is based as to matters of law solely on the Puerto Rico General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

            Based upon, subject to and limited by the foregoing, we are of the opinion that following the issuance of the Shares pursuant to the terms of the Underwriting Agreement and receipt by the Company of the consideration for the Shares specified in the Resolutions of the Pricing Committee of the Board of Directors described in Paragraph 6 above, the Shares will be validly issued, fully paid, and nonassessable.

            This opinion letter speaks as of the date hereof and has been prepared for your use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof, which Form 8-K will be incorporated by reference into the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

            We hereby consent to the filing of this opinion letter as Exhibit 5 to the above-referenced Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.